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                 2001 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


                                   EXHIBIT 4.9
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                          WILMINGTON TRUST CORPORATION
                  2001 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

ARTICLE I.  PURPOSE, ADOPTION AND TERM OF THE PLAN

         1.01 Purpose. The purpose of Wilmington Trust Corporation's 2001 Non-Employee Director Stock Option Plan (the "Plan") is to advance the interests of Wilmington Trust Corporation (the "Corporation") and its subsidiaries by encouraging and facilitating the acquisition of equity interests in the Corporation by non-employee directors through granting options to purchase the Corporation's common stock. The Plan will enable the Corporation to attract and retain the services of non-employee directors upon whose judgment, interest, and special effort the successful conduct of the Corporation's operations is largely dependent and to compete effectively with other entities for the services of non-employee directors for the continued improvement of its business.

         1.02 Adoption and Term. The Plan shall become effective on May 17, 2001. The Plan shall terminate on May 21, 2003, or such earlier date as the Board of Directors may determine.


ARTICLE II.  ADMINISTRATION

         a. Committee. The Committee shall administer the Plan. The Committee shall have exclusive and final authority in each determination, interpretation, or other action affecting the Plan and Participants. The Committee shall have the sole and absolute discretion to interpret the Plan, establish and modify administrative rules for the Plan, select Non-Employee Directors to whom Options may be granted, determine the terms and provisions of the respective Option Agreements (which need not be identical), determine all claims for benefits under the Plan, impose conditions and restrictions on Options it deems appropriate, determine whether the shares delivered on exercise of Options will be treasury shares or authorized but previously unissued shares and take other steps in connection with the Plan and Options it deems necessary or advisable.

         b. Actions of the Committee. A majority of the Committee's members shall constitute a quorum. All determinations of the Committee shall be made by a majority vote of a quorum. Any decision or determination reduced to writing and signed by all of the Committee's members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may hold Committee meetings by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.
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ARTICLE III.  SHARES

         a. Number of Shares of Common Stock Issuable. One Hundred Thousand shares of Wilmington Trust stock shall be available for Options under the Plan, subject to adjustment as provided in Article VI(e) below. The stock to be offered under the Plan shall be authorized and unissued Wilmington Trust stock or issued stock the Corporation has reacquired and holds in treasury.

         b. Number of Shares of Common Stock Awarded to Any Participant. If a Participant pays the purchase price of an Option or satisfies related tax or withholding payments, in whole or in part, by delivering shares of Wilmington Trust stock, the number of shares issuable in connection with the Option's exercise shall not again be available for the grant of Options.

         c. Shares of Wilmington Trust Stock Subject to Terminated Options. Wilmington Trust stock covered by any unexercised portion of terminated Options may again be subject to new Options under the Plan.

ARTICLE IV.  PARTICIPATION

         a. Eligible Participants. The Committee may designate Non-Employee Director Participants from time to time in its sole and absolute discretion. In making those designations, the Committee may take into account the nature of the services the Non-Employee Directors render, their present and potential contributions to the success of the Corporation and its subsidiaries, and other factors the Committee deems relevant in its sole and absolute discretion. The Committee's designation of a Participant in any year shall not require the Committee to designate that person to receive Options in any other year.

ARTICLE V.  STOCK OPTIONS

         a. Grant of Option. Any Option the Committee grants shall have terms the Committee may approve from time to time. The terms and conditions of Options need not be the same with respect to each Participant.

         b. Terms of Options. Options the Committee grants shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the Plan's terms, as the Committee deems desirable:

                  1. Option Price. The Committee shall determine the option price per share of Wilmington Trust stock that may be purchased under an Option at the time of grant. That price shall not be less than the Fair Market Value of a share of Wilmington Trust stock on the Date of Grant.

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                  2. Option Term. The Committee shall fix the term of each
Option, but no Option shall be exercisable more than ten years after the Date of Grant.

                  3. Exercisability. The Committee may provide for an Option Agreement with performance targets, waiting periods, exercise dates, restrictions on exercise, and restrictions on transfer of the underlying shares of Wilmington Trust stock at the time of grant. To the extent not exercised, installments shall cumulate and be exercisable, in whole or in part, at any time after becoming exercisable, subject to the limitations contained in Articles V(b)(2), (6), and (7).

                  4. Method of Exercise. Subject to any installment exercise and waiting period provisions that apply under Article V(b)(3) and subject to Articles V(b)(2), (6), and (7), a Participant whose Options have vested may exercise the Options in whole or in part at any time during the Option's term by giving written notice of exercise to the Corporation specifying the number of shares of stock to be purchased. That notice shall be accompanied by payment in full of the purchase price in such form as the Committee may accept. If the Committee determines in its sole and absolute discretion at or after grant, a Participant also may make payment in full or in part in the form of shares of Wilmington Trust stock the Participant already owns and for which the Participant has good title, free and clear of any lien or encumbrance, and/or in the form of shares otherwise issuable upon exercise of the Option. In either case, the value of that stock shall be based on the Fair Market Value of shares of Wilmington Trust stock on the date the Option is exercised. The Corporation shall not issue any Wilmington Trust stock on exercise of an Option until payment has been made as provided herein.

                  5. Non-Transferability of Options. No Option shall be transferable by a Participant other than by will, the laws of descent and distribution, or, in certain circumstances, pursuant to a qualified domestic relations order.

                  6. Acceleration or Extension of Exercise Time. The Committee may, in its sole and absolute discretion, permit the purchase of Wilmington Trust stock subject to any Option before the time that Option otherwise would become exercisable under the terms of the Option Agreement. In addition, the Committee may, in its sole and absolute discretion, permit any Option granted to a Participant to be exercised after the day the Option would otherwise expire, subject to the limitation provided in Article V(b)(2).

                  7. Exercise of Options Upon Termination of Service. Unless the Committee provides for a shorter or longer period of time in an Option Agreement or a longer period of time in accordance with Article V(b)(6), if a Non-Employee Director's service with the Corporation terminates for any reason or if that person ceases to be a Non-Employee Director, that person's Options may be exercised to the extent they were exercisable on the date of that termination of service until the expiration of the Option's term.

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ARTICLE VI.  TERMS APPLICABLE TO ALL OPTIONS

         a. Plan Provisions Control Option Terms. The Plan's terms shall govern all Options. The Committee shall not have the power to grant a Participant any Option that is contrary to the Plan's provisions. If any provision of an Option conflicts with any term of the Plan as constituted on the Date of Grant of that Option, the Plan's terms as constituted on that date shall control.

         b. Option Agreement. No person shall have any rights under any Option unless and until the Corporation and the Participant to whom the Option has been granted have executed and delivered an Option Agreement authorized by the Committee expressly granting the Option to that person and containing provisions setting forth that Option's terms. If there is any conflict between the provisions of an Option Agreement and the terms of the Plan, the terms of the Plan shall control.

         c. Modification of Option After Grant. Except as provided by the Committee, in the Option Agreement or in Article VI(e), no Option may be modified unless that modification does not materially decrease the Option's value. Notwithstanding the preceding sentence, an Option Agreement may be modified after the Date of Grant by express written agreement between the Corporation and the Participant, as long as any such change is (1) not inconsistent with the Plan's terms and (2) approved by the Committee.

         d. Taxes. If the Committee deems it necessary or desirable, the Corporation shall be entitled to withhold or secure payment from a Participant in lieu of withholding the amount of any withholding or other tax the Corporation is required by law to withhold or pay with respect to any Wilmington Trust stock issuable under the Participant's Option. The Corporation may defer issuance of Wilmington Trust stock upon the grant or exercise of an Option unless it is indemnified to its satisfaction against any liability for that tax. The Committee or its delegate shall be authorized to determine the amount of that withholding or tax payment. The Participant shall make that payment at the time the Committee determines. A Participant shall be permitted to satisfy his or her tax or withholding obligation by (1) having cash withheld from the Participant's salary or other compensation payable by the Corporation or its subsidiary, (2) paying cash to the Corporation, (3) paying shares of Wilmington Trust stock the Participant already owns valued at Fair Market Value, and/or (4) withholding from the Option, at the appropriate time, a number of shares of Wilmington Trust stock sufficient to satisfy those tax or withholding requirements based upon the Fair Market Value of that Wilmington Trust stock. The Committee may establish rules and procedures relating to any withholding methods it deems necessary or appropriate in its sole discretion.

         e. Adjustments to Reflect Capital Changes; Change in Control.

                  1. Recapitalization. The number and kind of shares subject to outstanding Options, the purchase price or exercise price of those Options, and the number and kind

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of shares available for Options subsequently granted under the Plan shall be adjusted appropriately to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation, or other change in capitalization with a similar substantive effect upon the Plan or the Options. The Committee shall have the power and the sole and absolute discretion to determine the nature and amount of the adjustment to be made in each case.

                  2. Sale or Reorganization. After any reorganization, merger, or consolidation in which the Corporation is the surviving entity, each Participant shall, at no additional cost, be entitled upon the exercise of an Option outstanding prior to that event receive, in lieu of the number of shares of Wilmington Trust stock receivable on exercise of that Option, the number and class of shares of stock or other securities to which that Participant would have been entitled pursuant to the terms of the reorganization, merger, or consolidation if, at the time of that reorganization, merger, or consolidation, the Participant had been the holder of record of a number of shares of Wilmington Trust stock equal to the number of shares of Wilmington Trust stock receivable on exercise of that Option. Comparable rights shall accrue to each Participant in the event of successive reorganizations, mergers, or consolidations.

                  3. Options to Purchase Stock of Acquired Companies. After any reorganization, merger, or consolidation in which the Corporation is a surviving entity, the Committee may grant substituted Options under the Plan's provisions, replacing old options granted under a plan of another party to the reorganization, merger, or consolidation whose stock subject to the old options may no longer be issued following that reorganization, merger, or consolidation. The Committee shall determine the foregoing adjustments and the manner of applying the foregoing provisions in its sole and absolute discretion. Any such adjustments may provide for the elimination of any fractional shares of Wilmington Trust stock that might otherwise become subject to any Options.

                  4. Changes in Control. Upon a Change in Control, any and all Options shall become exercisable immediately.

         If the Corporation is merged or consolidated with another entity and is not the surviving entity, or if the Corporation is liquidated or sells or otherwise disposes of all or substantially all of its assets to another entity while unexercised Options remain outstanding, then (A) subject to the provisions of Article VI(e)(4)(y) below, after the effective date of that merger, consolidation, liquidation, or sale, each holder of an outstanding Option shall be entitled to receive, upon exercise of that Option, in lieu of shares, other stock or other securities as the holders of shares of Wilmington Trust stock received in the merger, consolidation, liquidation, or sale; and (2) the Committee may cancel all outstanding Options as of the effective date of that merger, consolidation, liquidation, or sale, provided that (x) notice of that cancellation has been given to each holder of an Option and (y) in addition to any rights he or she may have under the first paragraph of this Article VI(e)(4), each holder of an Option shall have the right to exercise that Option in full, without regard to any limitation set forth in or imposed

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pursuant to Article V above, during a 30-day period preceding the effective date of the merger, consolidation, liquidation, or sale. The exercise and/or vesting of any Option that was permissible solely because of this Article VI(e)(4)(y) shall be conditioned on consummation of the merger, consolidation, liquidation, or sale. Any Option not exercised as of the date of the merger, consolidation, liquidation, or sale shall terminate as of that date.

         f. Surrender of Options. A Participant granted an Option may surrender it to the Corporation for cancellation on terms the Committee and the holder approve.

         g. No Right to Option. No director shall have any claim or right to be granted an Option.

         h. Governing Law. The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of Delaware other than the conflict of laws provisions of those laws, and shall be construed in accordance therewith.

         i. No Strict Construction. No rule of strict construction shall be implied against the Corporation, the Committee or any other person in interpreting any term of the Plan, any Option, or any rule or procedure the Committee establishes.

         j. Compliance with Rule 16b-3. It is intended that the Plan be applied and administered in compliance with Rule 16b-3. The Board may amend the Plan, and the Committee is authorized to make any modifications to Option Agreements, to comply with Rule 16b-3 as it may be amended from time to time, and to make any other amendments or modifications the Committee deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments to Rule 16b-3. Notwithstanding the foregoing, the Board may amend the Plan so that it or certain of its provisions no longer comply with Rule 16b-3 if the Board determines that such compliance is no longer desired. The Committee may grant Options that do not comply with Rule 16b-3 if the Committee determines, in its sole and absolute discretion, that it is in the Corporation's interests to do so.

         k. Captions. The captions in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize, or affect any of the Plan's provisions. All provisions of the Plan shall be construed as if no captions were used.

         l. Severability. Each provision of the Plan and every Option shall whenever possible be interpreted to be effective and valid under applicable law. However, if any provision of the Plan or of any Option is held to be prohibited by or invalid under applicable law, then (1) that provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (2) all other provisions of the Plan and every other Option shall remain in full force and effect.

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         m. Legends. All certificates for Wilmington Trust stock delivered under the Plan shall be subject to transfer restrictions contained in the Plan and any other restrictions the Committee deems advisable under the rules, regulations, and other requirements of the SEC, any stock exchange upon which Wilmington Trust's stock is then listed, and any applicable Federal or state securities law. The Committee may cause a legend or legends to be put on any certificates to make appropriate reference to those restrictions.

         n. Investment Representation. The Committee may, in its sole and absolute discretion, require that any Participant awarded an Option deliver to the Committee at the time of grant or exercise of that Option a written representation that the shares of Wilmington Trust stock to be acquired upon exercise will be acquired for investment only and not for resale or with a view to distribution. Upon that request, delivery of that written representation by the Participant shall be a condition precedent to the Participant's right to purchase or otherwise acquire those shares of Wilmington Trust stock by that grant or exercise. The Corporation is not legally obligated hereunder if fulfillment of its obligations hereunder would violate Federal or state securities laws.

         o. Amendment and Termination.

                  1. Amendment. The Board shall have complete power and authority to amend the Plan at any time it deems necessary or appropriate. However, the Board shall not, without the affirmative approval of a majority of the holders of Wilmington Trust's stock represented in person or by proxy and entitled to vote at an annual or special meeting of the holders of Wilmington Trust's stock, make any amendment that requires shareholder approval under applicable law or rule, unless the Board determines that compliance with that law or rule is no longer desired with respect to the Plan or the provision to be amended. No termination or amendment of the Plan may adversely affect the right of a Participant to whom any Option has been granted without the consent of that individual. However, the Committee may provide in an Option Agreement for amendments it deems appropriate in its sole and absolute discretion.

                  2. Termination. The Board may terminate the Plan at any time. No Option shall be granted under the Plan after its termination, but the Plan's termination shall not have any other effect. Any Option outstanding at the Plan's termination may be amended and exercised and may vest after the Plan's termination at any time before the expiration date of the Option to the same extent the Option could have been amended and would have been exercisable or would have vested if the Plan had not terminated.

         p. Costs and Expenses. The Corporation shall bear all costs and expenses incurred in administering the Plan.

         q. Unfunded Plan. The Corporation shall not be required to establish any special or separate fund or segregate any other assets to assure payment of any award under the Plan.

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ARTICLE VII.  DEFINITIONS

         For purposes of the Plan, capitalized terms not otherwise defined herein shall have the following meanings:

         a. "Beneficiary" means an individual, trust, or estate who or that, by will or the laws of descent and distribution, succeeds to the rights and obligations of a Participant under the Plan and an Option Agreement upon the Participant's death.

         b. "Board" means the Corporation's Board of Directors.

         c. "Change in Control" means any of the events described below, directly or indirectly or in one or more series of transactions. However, the Committee may, in its sole and absolute discretion, specify in any Option Agreement a more restrictive definition of Change in Control. In that event, the definition of Change in Control set forth in that Option Agreement shall apply to the Options granted thereunder.

                  1. Approval by Wilmington Trust Company's ("WTC's") or the Corporation's shareholders of a consolidation or merger of WTC or the Corporation with any Third Party, unless WTC or the Corporation is the entity surviving that merger or consolidation.

                  2. Approval by WTC's or the Corporation's shareholders of a transfer of all or substantially all of the assets of WTC or the Corporation to a Third Party or of a complete liquidation or dissolution of WTC or the Corporation.

                  3. Any person, entity, or group that is a Third Party, without prior approval of WTC's or the Corporation's Board of Directors, by itself or through one or more persons or entities:

                           (a) Acquires beneficial ownership of 15% or more of
                  any class of WTC's or the Corporation's Voting Stock;

                           (b) Acquires irrevocable proxies representing 15% or
                  more of any class of WTC's or the Corporation's Voting Stock;

                           (c) Acquires any combination of beneficial ownership
                  of Voting Stock and irrevocable proxies representing 15% or more of any class of WTC's or the Corporation's Voting Stock;

                           (d) Acquires the ability to control in any manner the
                  election of a majority of WTC's or the Corporation's directors; or

                           (e) Acquires the ability to directly or indirectly
                  exercise a controlling influence over the management or policies of WTC or the Corporation;

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                 4. Any election occurs of persons to the Board that causes a majority of the Board to consist of persons other than (a) persons who were members of the Board on February 29, 1996 (the "Effective Date") and/or (b) persons who were nominated for election as members of the Board by the Board (or a committee thereof) at a time when the majority of the Board (or that committee) consisted of persons who were members of the Board on the Effective Date. However, any person nominated for election by the Board (or a committee thereof), a majority of whom are persons described in clauses (a) and/or (b), or are persons who were themselves nominated by the Board (or a committee thereof), shall be deemed for this purpose to have been nominated by a Board of Directors composed of persons described in clause (a) above.

                           A Change in Control shall not include any of the events described above if they (x) occur in connection with the appointment of a receiver or conservator for WTC or the Corporation, provision of assistance under Section 13 (c) of the Federal Deposit Insurance Act (the "FDI Act"), the approval of a supervisory merger, a determination that WTC is in default as defined in Section 3(x) of the FDI Act, insolvent or in an unsafe or unsound condition to transact business or, with respect to any Participant, the suspension, removal, and/or temporary or permanent prohibition by a regulatory agency of that Participant from participating in WTC's or the Corporation's business or (y) are the result of a Third Party inadvertently acquiring beneficial ownership or irrevocable proxies or a combination of both for 15% or more of any class of WTC's or the Corporation's voting stock, and that Third Party as promptly as practicable thereafter divests itself of the beneficial ownership or irrevocable proxies for a sufficient number of shares so that the Third Party no longer has beneficial ownership or irrevocable proxies or a combination of both for 15% or more of any class of WTC's or the Corporation's Voting Stock.


         d. "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes that section.

         e. "Committee" means a committee of the Board that the Board may appoint from time to time. The Board may, from time to time, appoint members of the Committee in substitution for members who were previously appointed and may fill vacancies in the Committee, however caused. The Committee shall be composed of at least two directors of the Corporation, each of whom is a "non-employee director" as defined in Rule 16b-3 and an "outside director" within the meaning of Section 162(m). The Committee shall have the power and authority to administer the Plan in accordance with Section 2.

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         f. "Date of Grant" means the date the Committee designates as the date as of which it grants an Option. The Date of Grant shall not be earlier than the date on which the Committee approves the granting of that Option.

         g. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         h. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         i. "Fair Market Value" of a share of the Corporation's stock means, as of any date, the last sale price of a share of the Corporation's stock on that date on the principal national securities exchange on which the Corporation's stock is then traded. If the Corporation's stock is not then traded on a national securities exchange, "Fair Market Value" shall mean the last sale price or, if none, the average of the bid and asked prices of the Corporation's stock on that date as reported on the National Association of Securities Dealers Automated Quotation System. However, if there were no sales reported as of that date, Fair Market Value shall be computed as of the last date preceding that date on which a sale was reported. If any such exchange or quotation system is closed on any day on which Fair Market Value is to be determined, Fair Market Value shall be determined as of the last date immediately preceding that date on which that exchange or quotation system was open for trading.

         j. "Non-Employee Director" means each individual who is or has served as a member of the Board and who is not an employee of the Corporation or of any of its Subsidiaries.

         k. "Option Agreement" means a written agreement between the Corporation and a Participant setting forth the terms and conditions of an Option granted to the Participant under the Plan.

         l. "Option" means any option to purchase Wilmington Trust stock granted under the Plan to a Non-Employee Director. All Options granted under the Plan shall be Options that do not qualify as incentive stock options under Section 422 of the Code.

         m. "Participant" means any individual who is or has served as a Non-Employee Director of the Corporation or any of its subsidiaries the Committee selects to receive an Option under the Plan in accordance with Articles IV and/or V.

         n. "Rule 16b-3" means Rule 16b-3 promulgated by the SEC under Section 16 of the Exchange Act and any successor rule.

         o. "SEC" means the Securities and Exchange Commission.

         p. "Subsidiary" means a company more than 50% of the equity interests of which the Corporation beneficially owns, directly or indirectly.

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         q. "Third Party" includes a person or entity or a group of person or entities acting in concert not wholly-owned by the Corporation or WTC, directly or indirectly.

         r. "Voting Stock" means the classes of stock of the Corporation or WTC entitled to vote generally in the election of directors of the Corporation or WTC, as the case may be.



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